Corporate Acquisition Agreement

By and Between:

Touchstone Precious Metals Inc,

Touchstone Ventures Ltd.

and

Denarii Resources Inc.

June 3, 2010

Touchstone Precious Metals Inc. B.C. Corporate Free Miner #216910 of North Vancouver, British Columbia, Canada hereby declares that it has an agreement to purchase the Lucky Thirteen Placer mineral Claim ("Lucky") (BC#52082") owned by Peter Osha. The claim is located near Hope, British Columbia Canada.

Touchstone Precious Metals Inc. will be the Joint Venture Corporation and has authorized 25,000,000 shares to represent 100% of the shares of the company. Under the terms of the Joint Venture, Touchstone Ventures Ltd. will retain 20% (twenty percent) equity in exchange for its assignment of the full benefit and obligation of its option to acquire the claims to be purchased from Peter Osha as defined under an agreement dated June 3, 2010. (Appendix A)

Lyle Wallace owns 100% of the shares of Touchstone Ventures Ltd.

Denarii Resources Inc. hereby declares that it offers to enter into a joint-venture to further explore, develop and operate a placer plant to extract, gold, platinum, palladium, rhodium and other commercial material that is covered by the placer claim agreement.

If either party wishes to sell their interest in the Joint Venture they must offer the other party the right of first refusal.

Denarii Resources Inc. will earn an 80% (Eighty per cent) equity interest in the shares of Touchstone Precious Metals Inc. under the following terms and conditions:

1.
Denarii will pay Touchstone Precious Metals Inc. a $20,000 (Twenty Thousand Dollar) non refundable advance at the time all parties sign this agreement. The amount will form part of Denarii's funding obligation.

2.
25% (Twenty-Five percent) of the 80% (Eighty percent) will be earned by Denarii as it funds an approved work program recommended by R. Gunter, P. Eng. (Appendix B). This approximately $400,000 (Four Hundred Thousand dollars) program will be approved, monitored and funds disbursed by a committee represented by 3 (Three) persons. Until Denarii pays Peter Osha $1,500,000.00 for the Lucky Thirteen claim the committee will consist of the following representatives; Stan Ford, Lyle Wallace and Peter Osha. After Peter Osha is paid in full the

Touchstone Precious Initial  Touchstone Ventures    Denarii

three person committee will have one representative appointed by Touchstone Ventures Ltd. and two by Denarii. Denarii will have 30 days from the signing of this agreement to fund $75,000 of the work program and 60 days from the signing of this agreement to place the remainder of the $400,000 into the Touchstone Precious Metals Inc. bank account.

3.
Upon completion of the work program Peter Osha will transfer the placer claims to Touchstone Precious Metals Inc. and Denarii will then have a 25% (Twenty Five percent) of 80% (Eighty percent) interest in the shares of Touchstone Precious Metals Inc.

4.
Once Touchstone Precious Metals Inc. has received a B.C. Mining Permit, Denarii will receive a 50% (Fifty percent) of 80% (Eighty percent) equity interest in the Touchstone Precious Metals Inc. The mining permit is to be procured within 12 months of the signing of this agreement.

5.	Once the project is in production Denarii will receive a full 80% (Eighty percent) equity interest in Touchstone Precious Metals Inc.

Upon suitable notice, the shareholders of Touchstone Precious Metals Inc., can individually elect to receive dividends as precious metals or a combination of money and precious metals from the property. The following minimum payments totaling $1,500,000 to Peter Osha, must be met before any dividend payments are made to the shareholders.

The following minimum payments will be paid on or before the specified dates:

o   The Minimum Placer Claim Payments to Peter Osha are:

●   $50,000 upon completion of the Work program (Effective Date)

●   $50,000 within 6 months of Effective Date

●   $100,000 within 12 months of Effective Date

●   $100,000 within 18 months of Effective Date

●   $150,000 within 24 months of Effective Date

●   $150,000 within 30 months of Effective Date

●   $200,000 within 36 months of Effective Date

●   $200,000 within 42 months of Effective Date

●   $250,000 within 48 months of Effective Date

●   $250,000 within 54 months of Effective Date

●   $1,500,000 Total

If any Return Royalty payment as described below is greater than the minimum amount then that amount must be paid to Peter Osha on or before the specified dates:

At such time that net profits are realized from production, Peter Osha shall be entitled to a Return Royalty to be paid as a percentage on any and all placer products production, to be based on the average settlement price for gold as determined by the London Bullion Metals Association (LBMA) (I.E. $500 / oz - 5.0% Return Royalty, $750 / oz = 7.5% Return Royalty). Once Peter Osha has received payment of $1,500,000, Peter Osha's interest will automatically convert to a 3% Net Smelter Royalty (NSR). For a period of no longer than 1 year after payment of $1,500,000, the 3% NSR can be reduced to 1% in exchange for a $1,000,000 payment for each 1% of the NSR total 2% (Two percent) Leaving Peter Osha with a 1% NSR.

Touchstone Precious Initial  Touchstone Ventures    Denarii

Operator

•	Touchstone Precious Metals Inc. is the Operator Security

•
Touchstone Precious Metals Inc. will agree that Denarii can use the mining claim (EO52082) as security if Denarii advances the gross funds required to place the Lucky Thirteen lease into production and completes the full acquisition of the lease if a gold loan is used to fund the production costs.

Tax Liabilities

•
The parties agree that final documentation will take into consideration appropriate adjustments to minimize each party's tax liability provided such adjustments do not materially negatively impact the other parties.

Monthly Reporting

•	The Operator must submit monthly reports including: financial statements within 30 days of the end of each month together with proof of production.

Due Diligence

•
Touchstone Ventures Ltd. agrees to make available to Denarii within 14 days of the signing of this agreement any documents or information reasonably required as part of due diligence or required to properly effect the funding. These documents shall include but not be limited to:

> Copy of claim
> Current status of claim can be viewed at https://www.mtonline.Rov.bc.ca
> Historic engineering reports
>  Budget & Use of $10,000,000(ten million dollar) funding commitment as show in Appendix C.
> Project overview
> Any other relevant reports or information held by Touchstone Ventures Ltd.
> Proposed management team together with an overview of experience.

Warranties
•	Touchstone Ventures Ltd. warrants that all information provided is, to the best of its knowledge, complete and current.
•
Touchstone Ventures Ltd. warrants that there are no outstanding liabilities or any outstanding legal action against the mining claim (BC#52082) and that in fact the mining claim is free and clear of any liability or legal action.

Touchstone Precious Initial  Touchstone Ventures    Denarii

Regulatory

•	The parties agree to follow all regulatory requirements for their respective jurisdictions. Currency

•	All amounts are in Canadian Dollars Legal Fees

•	Each party shall be responsible for its own legal and professional fees Time is of the Essence

•	The parties agree that time is of the essence and shall act accordingly and Touchstone undertakes to provide all materials as and when requested.

Validity

•	This agreement is not binding upon the parties until signed by all parties. Governing Law

•	The Agreement and the terms set forth herein shall be governed by the laws of the province of British Columbia, Canada.

Agreed to by the following:

Touchstone Precious Metals, Inc.	Dated:	June 3, 2010

Touchstone Ventures, Ltd.	Dated:	June 3, 2010

Denarii Resources, Inc.	Dated:	June 14, 2010

Touchstone Precious Initial  Touchstone Ventures    Denarii

APPENDIX A

Letter Agreement (the "Agreement") between Touchstone Precious Metals Inc. ("the Optionee") and Peter Osha (the "Optionor") for the Option to Purchase the Lucky Thirteen Placer Mineral Claim - B.C. Placer Mineral Tenure # 5230820 (the "Property") which is located in the New Westminster Mining Division, in the Province of British Columbia, Canada.

Touchstone Precious Initial  Touchstone Ventures    Denarii

Touchstone Precious Metals Inc.
308-1612 St Georges Avenue
North Vancouver, British Columbia
Canada V7L 3J7

Phone/Fax (604) 983-0634                                                 TouchstonePreciousMetals@telus.net

May 15, 2010 Peter Osha
1654 Baker Creek Road Quesnel, British Columbia V2J 7H5
Phone/Fax (250) 992-5750 Dear Sir:

Re:	Letter Agreement (the "Agreement") between Touchstone Precious Metals Inc.("the Optionee') and Peter Osha (the "Optionor") for the Option to Purchase the Lucky Thirteen Placer Mineral Claim - B.C. Placer Mineral Tenure # 5230820 (the "Property") which is located in the New Westminster Mining Division, in the Province of British Columbia, Canada.

Further to our earlier conversations and understandings respecting this matter, this Agreement describes the terms and conditions under which the Optionee will have the right to earn a 100% interest in the Lucky Thirteen Claim - B.C. Placer Mineral Tenure # 523082 (the "Property"), as more particularly described in Schedule "A".

1. The Optionor hereby grants to the Optionee the exclusive right and option (the "Option") to acquire one hundred (100%) percent of the Optionor's interest in the Property free and clear of all liens, encumbrances, claims, rights or interests of any person in accordance with terms of this Agreement. Optionee will earn a 100% interest in the Property, subject only to minimum annual payments or a Production Return Royalty in favour of the Optionor (collectively, the "Royalty Interests"), by making payments totaling $1,500,000 (the "Option Exercise Amount") to the Optionor on or before 54 months from the Effective Date (as defined below), the payment of which is as described in the following paragraphs.

2. In order to maintain the Option in good standing and earn a one hundred (100%) percent of the Optionor's interest in the Property (subject only to the Royalty Interests), the Optionee shall, subject to section 4, make payments to the Optionor totalling $1,500,000 according to the following:

Payments	Due On or Before
$10,000	Payable Upon Execution (the "Effective Date")
$40,000	within 90 days of Execution
$50,000	Within 6 months of Effective Date
$100,000	Within 12 months of Effective Date
$100,000	Within 18 months of Effective Date
$150,000	Within 24 months of Effective Date
$150,000	Within 30 months of Effective Date
$200,000	Within 36 months of Effective Date
$200,000	Within 42 months of Effective Date
$250,000	Within 48 months of Effective Date
$250,000	Within 54 months of Effective Date
$1,500,000	Total

Until the Optionee has earned its 100% interest in the Property, the parties agree that any and all payments (whether a payment on account of any payment made in accordance with the table set out above, or on account of an Excess Payment) made by the Optionee to the Optionor pursuant to this Agreement shall constitute payments towards the Option Exercise Amount.

The parties agree that for the purposes of determining the amount of the Floating Rate Royalties (as defined herein) due to the Optionor for a particular Returns Realized Period (as defined herein) pursuant to section 3, all option payments made by the Optionee during that Returns Realized Period shall also be deemed to be payments made towards any Floating Rate Royalty due.

Upon payment of the Option Exercise Amount by the Optionee to the Optionor, the Optionee will have earned its 100% interest in the Property and the Optionor shall deliver the property free and clear of all encumbrances, subject only to the Royalty Interest.

3. Subject to section 4, the Optionor shall be entitled to receive a royalty on Production Returns once the Optionee achieves commercial production on the Property, to be paid as follows:

(a)
Unless this Agreement has been terminated, the parties agree that until the Option is exercised in full, if any returns are realized from production, a floating rate production return royalty (the "Floating Rate Royally") will be paid to the Optionor on any and all placer mineral revenues. The Floating Rate Royalty percentage shall be the London Metals Bullion Association (LBMA) afternoon price for gold expressed as a percentage (ie $500/oz: 5%, $750/oz = 7.5%, $l,000/oz = 10% etc.) for the revenue period, for all placer mineral products. The Floating Rate Royalty shall be paid in accordance with this section 5. Prior to the Optionee earning its 100% interest in the Property (subject only to the Royalty Interests), within 30 days of the end of each semiannual period in which Production Returns are realized, the Optionee shall determine the amount of the Floating Rate Royalty due to the Optionor for the semiannual period (the "Returns Realized Period"). If the amount of the Floating Rate Royalty is greater than the sum of all payments paid or deemed to be paid by the Optionee to the Optionor during the Returns Realized Period towards the exercise of the Option, the Optionee shall pay the excess amount (the "Excess Payment") to the Optionor. If the amount of the Floating Rate Royalty is equal to or less than the sum of all payments paid or deemed to be paid by the Optionee to the Optionor during the Returns Realized Period towards the exercise of the Option, the parties agree that the Optionee is not required to pay the Floating Rate Royalty to the Optionor for such semi-annual period.

(b)
Prior to and after the Optionee has earned its 100% interest in the Property (subject only to the Royalty Interests), the Optionee shall pay the Production Return Royalties to the Optionor and Touchstone Ventures Ltd. in accordance with the terms set out in Schedule B.

In this Agreement, "Production Returns" means the gross proceeds received from the sale or disposition of any and all placer mineral products produced from the Property.

4.   This is an option only and except as specifically provided otherwise, nothing herein containedshall be construed as obligating the Optionee to do any act or acts or make any payments hereunder. Any act or acts, or payment or payments as shall be made hereunder shall not be construed as obligating the Optionee to do any further act or make any further payment. If this Agreement is terminated before the Optionee has earned its 100% interest in the Property, the Optionee shall not be bound thereafter in debt, damages or otherwise under this Agreement and all payments theretofore paid by the Optionee shall be retained by the Optionor as the sole consideration for entering into this Agreement and for the rights conferred on the Optionee thereby. Notwithstanding any other provision in this Agreement, the Optionor shall remain liable and the Optionee shall have no obligation in respect of environmental liabilities incurred orarising as a result of the state or condition of the Property prior to the effective date of this Agreement. The Optionee shall, however, be liable for all environmental liabilities and reclamation costs incurred or arising as a result of the activities of the Optionee during the term of the Option.

5.  The Optionor represents and warrants to the Optionee that:

(a) it is the beneficial owner of a one hundred (100%) per cent interest in the Property,;

(b)	the Property is presently in good standing under the laws of British Columbia and is free and clear of any liens or encumbrances;

(c)	the Optionor has the sole and complete power to grant the Option and otherwise deal with the Property as contemplated herein;

(d)
no hazardous or toxic materials, substances, pollutants, contaminants or wastes have been released into the environment, or deposited, discharged, placed or disposed of at, on, under or near the Property as a result of the Optionor's operations carried out on the Property, nor, to the best of the Optionor's knowledge, have any of the above occurred nor has the Property been used at any time by any person as a landfill or waste disposal site;

(e)	it is in compliance with all environmental laws, permits and licenses; and

(f)
there are no pending or threatened suits or actions relating to the presence of hazardous or toxic materials, substances, pollutants or contaminants on the Property or in respect of the migration of hazardous or toxic materials, substances, pollutants or contaminants from the Property.

6. The Optionee shall be the operator on the Property during the term of this Agreement. The Operator shall have the right and authority to do everything necessary or desirable in accordance with good mining practice in connection with the exploration and development of the Properly, including and without limiting the generality of the foregoing, the right, power and authority to employ and engage such employees, agents, and independent contractors as it may' consider necessary or advisable to carry out its duties and obligations hereunder and in this connection to delegate any of its powers and rights to perform its duties and obligations hereunder.

7. This Agreement will terminate and the claim shall be returned to the Optionor if the Optionee fails to make any payments by the dates set out in paragraph 2 provided that the Optionee will have a 30 day period to correct such default.

8. If, at any time during the term of this Agreement, the Optionor or any of its Affiliates (the "Acquiring Party") stakes or otherwise acquires, directly or indirectly, any right to or interest in any mining claim, license, lease, grant, concession, permit, patent, or other mineral property located wholly or partly within the Area of Mutual Interest, the Acquiring Party shall forthwith give notice to the Optionee of that staking or acquisition, the total cost thereof and all details in the possession of the Acquiring Party with respect to the details of the acquisition, the nature of the property and the known mineralization, if any. The Optionee may, within 30 days of receipt of the Acquiring Party's notice, elect, by notice to the Acquiring Party, to require that the mineral properties and the right or interest acquired be included in and thereafter form part of the Properly for all purposes of this Agreement. If the election aforesaid is made, the Optionee shall reimburse the Acquiring Party for the costs of the acquisition. If the Optionee does not make the election aforesaid within that period of 30 days, the right or interest acquired by the Acquiring Party shall not form part of the Property and the Acquiring Party shall be solely entitled thereto.

If, at any time during the term of this Agreement, the Optionee or any of its Affiliates stakes or otherwise acquires, directly or indirectly, any right to or interest in any mining claim, license, lease, grant, concession, permit, patent, or other mineral property located wholly or partly within the Area of Mutual Interest, it shall automatically form part of the Properly for all purposes of this Agreement.

In this section "Affiliates" has the meaning ascribed to "Affiliate" under the Business Corporations Act (British Columbia). In this Agreement, "Area of Mutual Interest" means any part of the lands lying within two and one-half (2.5) kilometers from the external perimeter of the Property.

9.    During the term of the Option, the Optionee, its directors, officers, employees, agents, advisors and contractors shall have full and free right to enter in, under or upon the Property; to conduct mining work as it may, in its sole discretion, consider advisable; bring upon the Property and erect thereon such mining facilities as the Optionee deems advisable; and remove from the Property and sell or otherwise dispose of any and all placer minerals.

10. There is no partial vesting in the Property.

11. The Optionee agrees to keep the claim in good standing, to apply all exploration work as assessment to the maximum allowable and to notify Optionor at least six months in advance of its intention to allow the claim to lapse. Upon termination of this Agreement, Optionee is obligated to ensure that any claims comprising the Property are in good standing for at least one year.

12. The Optionee will work in a good minerlike manner at all times and will conform to all applicable Acts and Regulations and directives from regulatory authorities.

13. The Optionee will provide to the Optionor copies of all exploration data collected on the property and will provide an annual report at the end of each calendar year on the results of that year's activities.

14. Neither the Optionor nor Optionee may transfer its interest in this Agreement without the written consent of the other party, such consent not to be unreasonably withheld, provided the transferee agrees to abide by all the terms and conditions of this Agreement.

15. If necessary, the parties agree to negotiate a formal option agreement incorporating the terms of this Agreement in a timely manner.

16. Each party shall bear its own expenses and costs with regard to all due diligence, negotiations, evaluations and other activities relating to this letter agreement, including without limitation, their own legal costs and other expenses.

17- The Optionor and Optionee agree to execute any other documents necessary to carry out or to clarify the intent of this agreement.

If you agree with the terms outlined above, please sign where indicated below and return by e-mail, or registered mail, to the Optionee.

Sincerely,

Touchstone Precious Metals Inc.		Agreed to this 15,h day of May, 2010.
Per		By:
	Lyle Wallace, President		Peter Osha

SCHEDULE A

THE CLAIM

The Claim is located in the New Westminster Mining Division, British Columbia, Map Number 092H:

Claim Name	Area	Tenure Type	Tenure Number	Expiry Date

Lucky Thirteen	168.157 ha	Placer	523082	November 10, 2010

The Claim is owned 100% by Mr. Peter Osha (B.C. Free Miner #120343) and the Claim is in Good Standing.

B.C.Placer Mineral Claim 523082

KLAKLACUM 12
DUMP
TRAILER PARK
TRAFALGAR FLAT 13
284
200
200
100
92H.043
49
523082
329579
CPR
CNR
261
768683
582681
586553
602510
602605
92H.033
695383
AYWAWWIS 15
0
225
450 m.
Map center: 49° 24' 30" N, 121° 25' 46" W
Fort St. John
Terrace
Quesnel
Williams Lake
Revelstoke
Vernon
Vancouver
Trail
Victoria
Legend
Indian Reserves
National Parks
Conservancy Areas
Parks
Mining Lease
Placer Tenure (current)
Placer Claim
Placer Lease
Placer Reserves (current)
Placer Claim Designation
Placer Lease Designation
No Staking Reserve
Conditional Reserve
Release Required Reserve
Surface Restriction
Recreation Area
Others
MTO Grid (MTO)
Blocked by MEM
Other
Integrated Cadastral Fabric
BCGS Grid
Contours (TRIM)
Contour - Index
Contour - Index.Indefinite
Contour - Index.Depression
Contour - Index.Depression Indefinite
Contour - Intermediate
Contour - Intermediate.Indefinite
Contour - Intermediate.Depression
Contour - Intermediate.Depression Indefinite
Areas of Exclusion
Scale: 1:12,984

This map is a user generated static output from an Internet mapping site and is for general reference only. Data layers that appear on this map may or may not be accurate, current, or otherwise reliable. THIS MAP IS NOT TO BE USED FOR NAVIGATION.

SCHEDULE B

PRODUCTION RETURNS ROYALTIES RETAINED
1.    The Optionor shall be entitled to receive:

(a)   the Optionor a royalty equal to 3% of Production Returns;

2.    Payments of Production Returns Royalties shall be made within 30 days after the end of each semi annual period in which Production Returns, as determined on the basis of final adjusted invoices, are received by the Optionee. All such payments shall be made in Canadian dollars.

3.    For the purposes of determining Production Returns, all receipts in currency other than Canadian shall be converted into Canadian currency on the day of receipt.

4.    Each payment of Production Returns Royalties shall be accompanied by a statement indicating the calculation of Production Returns Royalties paid. The Optionor shall be entitled to audit, during normal business hours, such books and records as are necessary to determine the correctness of the payments, provided however, that such audit shall be made only on an annual basis and within 12 months of the end of the fiscal period in respect of which such audit is made.

5.    Payment of Production Return Royalties shall be made to the Optionor at such place or places in Canada as they shall advise the Optionee from time to time.

SCHEDULE C

RECOMMENDED EXPLORATION WORK & BUDGET

1.	The seismic survey; sample program; screen analysis; and assays; to confirm depth to bedrock, sand and gravel strata, previous workings, and placer mineral continuity.

2.	All work will be conducted by local qualified independent professional engineers, mine operators, accountants and administrators.

Development Budget
Time to Complete 90 days

Placer Mineral Tenure #52082 Option Deposit	50,000
Placer Mineral Tenure # 523082 Claim to Lease	5,000
Seismic Survey - Frontier GeoScience Ltd.- Russell Hillman P.Eng	33,380
Road Upgrade to CPR Track - Triple O Contracting	10,000
CPR Track Crossing - Triple O Contracting + CPR	10,000
Bonding & Insurance	10,000
Survey-12 Trenches (40' ea) 10' sample increments = 48 samples - Triple O	36,000
48 Samples Processed - Triple O Contracting	36,000
48 Assays	10,000
Pit Design - P.Eng (Mining)	5,000
Process Design -P.Eng (Metallurgical)	5,000
43-101 Compliant Development Report - P.Eng	10,000
Contingency Reserve	79,620
Development Budget Total	$300,000

The 43-101 Compliant Report and Budget is anticipated to recommend the immediate property acquisition, and development in accordance with the Operational Budget. The Operational Budget reflects the current estimated Property Acquisition and Capital and Operating Costs to place the property into production at the earliest possible date. The operational budget detail may be modified as a result of the current recommended work program, however, no increase in estimated costs are anticipated.

Property Acquisition Budget Estimate

Property Acquisition Total	$5,145,000

Operational Budget Estimate
Road	$300,000
Operating Equipment & Buildings	$3,477,126
Working Capital	$552,290
Professional Fees	$225,584
Operational Budget Total	$4,555,000
Total Capitalization Required I	$10,000,000

SCHEDULE D

TRIPLE O CONTRACTING

BULK TESTING PROGRAM
TIME AND COST ESTIMATE DRAFT

The following is an estimate to conduct a bulk sampling program on the Hope Placer Property. The test program to consist of a series of 12 test pits to a depth of 40' minimum. A 10 cu yd bulk sample to be taken every 5'. All pits to be backfilled upon completion of test.

At each test site the pit line will be widened to allow for room to work. The test plant will be set up on one side, with room on the other side to pile overburden, as well as the gravels that are not being processed.

NOTE; Approximately 500 cu yds will need to be excavated from each pit in order to obtain the 10 cu yd test sample at each 10' depth. This amount will depend on the stability of the gravel wall and the amount of sluffage that occurs.

The long reach excavator will start removing the pit trench in 10' layers. Every 10', a 10 cu yd sample will be processed through the pilot plant. Upon completion of the ten cu yd sample the pilot plant will then be cleaned up. Each 10 cu yd test will provide 2 samples, one is sluice concentrate and the second being jig concentrate

NOTE; On this scale not much free gold should be in the jig concentrate as the volume being processed should not plug the sluice box. It would be very different on a production plant.

While the plant is being cleaned up the long reach excavator will finish removing the rest of the layer just tested as well as remove the next 10' layer that is being set aside. This process will be repeated until depth is reached or the pit is lost due to sluffage or cave ins. The test plant is then moved to the next test pit site and then the same process is repeated. The standard excavator will then backfill the finished pit doing the reclamation on a continuous basis.

EQUIPMENT REQUIRED

Excavator	200 size C/W thumb, 2 buckets, rake bush guarding	-repair road -clear test pit roads -reclamation work

Excavator	350 size long reach	-digging to depth 40' -feed test plant

Wash Plant Screen or Trommel		-Must be able to classify a minimum -of 10 cu yd / hr to 1/8 minus -to have appropriate sluice system
Slurry Pump system to jig	2'	-to pump 1/8 minus from sluice
Duplex Jig	24"X24"	- to recover all heavies
Gen Set	25 - 50 KW	- exact size required to be determined upon knowing power requirements of the washing system
Water Pump	3"X 4" C/W suction, 1000 ft. lay flat hose repair road	- water system
Pickups	2
Quad	1
Miscellaneous	Pails for samples (100) Tools Powersaw Etc.
Personnel Required	2 excavator operators Plant operator/laborer supervisor

TEST PROGRAM SCHEDULE

Apply for mines permits - will require bond to be posted - begin conversion to lease

Apply for CP crossing -Bond? Insurance?

While waiting for permits - lay out test pit lines - 30m green belt - establish CP right of way - find and locate equipment required

Upon receiving permits - begin road upgrade - CP crossing

NOTE: May be delay as CP must install crossing - clear & brush out test pit lines - move testing equipment to site - begin bulk testing program do reclamation

TIME AND COSTS

Apply for	- mines permits (could be 60 days) 5 days - CP crossing - Claim to lease

Layout	- test pit lines 3 days x two people - 30 m green belt establish CP right of way

Road Upgrade CP Crossing	10,000.00 10,000.00

LEASED EQUIPMENT

Long reach excavator	12 days - 1100.00/day/8 hrs/day	13,200.00
fuel	12 days - 300.00/day	3,600.00
operator	12x8hrx25.00/hr + 30%	3,120.00

Excavator standard	1 month lease 200 hrs	10,000.00
operator	20 x 10x25.00 + 30%	6,500.00
fuel	20x400.00	6,000.00

Gen Set	50 KW / month	5,000.00
Jig	month	2,500.00
Pump	3x4 month	5,000.00

PURCHASED OR BUILT (RENT IF POSSIBLE)

Small trommel Modifications Slurry pump 1000' layflat hose & fittings Miscellaneous	(if still available)	20,000.00 5,000.00 4,500.00 2,500.00 5,000.00

MISCELLANEOUS

Fuel for Gen Set, pumps etc Pickup Rental 1 - 75.00/day x 20 days 1 - 75.00/dayX30days Gas for pickups Quad 30 days @ 50.00 Mobilization Excavators 2 @ 2000.00 wash equipment in & out		2,000.00 3,750.00 2,000.00 1,500.00 4,000.00 4,000.00

Labor Plant operator/laborer 20days X 8hr - 25.00+30%		5,200.00

Supervisor -Permits -Layout -CP Crossing -Lease conversion -Locate Equipment -Etc.	30 days - 500.00/day including LOA	15.000.00

Amount required to do testing program (Taxes not included) $139,370.00

TIME REQUIRED

Upon receiving permits, the testing program should be able to be completed in less than 60 days or 2 calendar months. This estimate does not include Bonding Insurance Lab work Engineering Etc.

SCHEDULE E

OPERATING AGREEMENT DRAFT

Made as of the__________ day of _____________ in the year Two Thousand and Ten.

Between:
Touchstone Precious Metals Inc. (the "Owner")
and
Triple "O" Contacting (The Contractor)

Regarding: Development of Placer Claims registered with the British Columbia Mineral Titles Branch as Mineral Tenure Number 523082, Located on the Fraser River (49.25' N. Lat 121.25' N, Long) in the New Westminster Mining Division of British Columbia, Canada.

The Owner and Contractor Agree as follows:

The Contractor covenants with the Owner to further the interests of the Owner by furnishing the Contractor's skills, judgment, cooperation and services; to perform in an expeditious manner consistent with the interests of the Owner.

1.0     Preproduction Phase

1.1     Provide preliminary evaluation of the program and project requirements. Provide evaluations of alternative materials, systems and equipment.

1.2     Advise on site use and improvements, selection of equipment, systems and methods of Project delivery. Provide recommendations on relative feasibility of contracting methods, time requirements for site development, production, concentration, refining, and shipping of precious metals and aggregates.

1.3     Provide for the Owner's review and acceptance a Project Schedule that coordinates and integrates the Contractor's services and the Owner's responsibilities with anticipated contracting schedules.

1.4     Coordinate Purchase Contracts with the Owner.

1.5     Provide recommendations and information to the Owner regarding the assignment of responsibilities for safety precautions and programs; temporary Project facilities; and equipment, and services for the common use of the contractor.

1.6     Provide recommendations and information to the Owner regarding the security arrangements for the project.

3.0     Additional Services.

3.1     The following additional services shall be performed upon authorization in writing from the Owner and shall be paid for as provided in this agreement.

3.2     Services related to investigations, appraisals or evaluations of existing conditions, facilities or equipment, or verification of accuracy of information furnished by Contractor.

3.3     Services related to the construction of access to the site.

3.4     Services related to the delivery and installation of utilities to the site.

3.5     Services related to the acquisition and installation of equipment, machinery and materials necessary to the processing and production of the precious metals at the site.

3.6     Preparing to serve or serving as a witness in connection with any public hearing, arbitration proceeding or legal proceeding,

3.7     Providing any other services not otherwise included in this Agreement.

4.0     Primary Service.

4.1     Contractor shall operate the Placer Claims as a Placer Mine.

4.2     Contractor shall provide all extracting, processing, refining, shipping, security and any and all services necessary to operate the Site as a Placer Mining operation.

5.0     Term.

5.1     The Contractor shall perform all Services as expeditiously as is consistent with reasonable skill and care and the orderly progress of the Project,

5.2     The term of the contract is for five years from the date of execution.

6.0     Owners Responsibilities.

6.1     The Owner shall provide a budget for the Project. The Owner shall provide a statement of funds available for the Project.

6.2     The Owner shall designate a representative authorized to act in the Owner's behalf with respect to the Project. The Owner, or such authorized representative, shall examine documents submitted by the Contractor.

6.3     The Owner shall furnish such legal and accounting services as may be necessary for the Project, including such auditing services as the Owner may require to verify the Contractor's application for payment.

2.0    Contracting Phase.

2.1     The Construction phase will commence with Contractor's obligation to provide Basic Services under the Agreement in a timely and efficient manner,

2.2     Provide administration, management and related services as required to coordinate work of the contractor to complete the Project in accordance with the Owner's objectives for cost, time and quality. Provide sufficient organization, personnel and management to carry out the requirements of this Agreement.

2.3     Endeavor to achieve satisfactory performance for each Phase of the Program.

2.4     Develop cash flow reports and forecasts as needed by Owner.

2.5     Maintain records on authorized work performed.

2.6     Coordinate the safety programs for the Project.

2.7     Verify all permits and approvals necessary for the Project.

2.8     Verify that all application fees and assessments have been paid by Owner.

2.9     Obtained approvals from authorities having jurisdiction over the Project.

2.10     Select and retain the professional services of surveyors, special consultants and testing laboratories. Coordinate their services.

2.11     The Contractor shall be responsible for contracting means, methods, techniques, sequences and procedures employed by Contractor in the performance of the Contract, and shall be responsible for determining the failure to carry out work in accordance with the Agreement.

2.12     Record the progress of the project. Submit in writing progress reports to the Owner, Keep a daily log containing a record of weather, Contractor's work on site, work accomplished, problems encountered, and other similar relevant data as the Owner may require. Make the log available to the Owner.

2.13     Maintain at the Project site, on a current basis all records for the project in good order. Make all records available to the owner. At the Completion of the Agreement, deliver all such records to the Owner.

2.14     The extent of the duties, responsibilities and limitations of authority of the Contractor as a representative of the Owner during the Project shall not be modified or extended without the written consent of the Owner.

2.15     Coordinate the Security programs for the Project.

6.4     If the Owner observes or otherwise becomes aware of any fault or defect in the Project, or non conformance with the Contract, prompt written notice thereof shall be given by the Owner to the Contractor.

6.5     The Owner reserves the right to enter into contracts for the sale of precious metals and aggregates in connection with the Project.

6.6     The Owner shall furnish the required information and services and shall render approvals and decisions as expeditiously as necessary for the orderly progress of the Contractor's services.

7.0     Project Costs.

7.1     Costs other than those agreed to as fees for Contractor's services shall be paid for by the Owner. Those costs shall include but not be limited to: surveys, tests, permits, bonding, Owner's insurance responsibilities, and any other Owner's responsibilities.

7.2     The Owner shall advance in behalf of the Contractor a sum of money to cover certain costs. Those costs shall include but not be limited to equipment down payments, screening equipment, crushing equipment, weight scales, service trucks, loader, GST & PST, setup costs & Operational capital. The Owner reserves the right to purchase equipment on behalf of the Contractor, to approval all purchases of the Contractor, to bid all contracts or purchases on behalf of the Contractor, to make all final decisions as to which vendors to use, to purchase from, to receive bids from, and to do business with. Those sums advanced by the Owner on the behalf of the Contractor shall be repaid to the Owner in five annual adjustments of the Contractor's monthly fees for the first five years of the project. If for cause this contract is terminated prior to its term, all amounts owed by the contractor to the Owner shall be due and payable at the time of termination.

7.3  The Owner shall pay the Contractor $0.35 per Ton for a fee for services rendered in the processing of the Placer Minerals, plus $2.00 per ton for a fee for services rendered in the excavation and processing of sand and gravel, for the five year term of the contract. At any time during the life of the contract the Contractor may report to the Owner that at no fault of the contractor, costs covered by the Contractor's fees have increased, and that the Contractor's ability to perform under the contract is in peril. The Owner may at its discretion review the Contractor's fee and make whatever adjustments the Owner determines are in the best interest of the project.

7.4    From the Contractor's fee, the contractor shall pay all costs related to the operation of the Project as a Placer Mining operation with Sand and Gravel by-products. Such costs shall include but not be limited to materials, labor, utilities, insurance, contractor's fees, administration, leases, and carrying costs.

8.0     Reimbursable Costs

8.1    The terms reimbursable costs shall mean costs necessarily incurred in the proper performance of services and agreed to by the Owner in writing to be the Owner's cost and paid by the Contractor.

8.2    Trade discounts, rebates and refunds, and returns shall accrue to the Owner, and the Contractor shall make provisions so that they can be secured.

9.0  Payments to the Contractor.

9.1  Payments of the Contractor's basic fee shall be made on a monthly basis; Payment shall be made on the fifteenth day of every month of the contract for the preceding month. All payments shall be made based upon the volume of tonnage for the prior month as determined by sand and gravel excavation. All adjustments for funds advanced by the Owner on behalf of the Contractor shall be deducted for payments owed prior to payment to the Contractor.

9.2  Payments for additional services performed by the Contractor as agreed to by the Owner shall be made on or within 30 days of services being rendered.

9.3  No deductions shall be made from the Contractor's compensation other than those for which the Contractor is held legally liable.

10.0  Arbitration.

10.1  All Claims, disputes and other matters in question between the parties to the Agreement arising out of or relating to this Agreement or the breach thereof, shall be decided by arbitration in accordance prevailing arbitration law.

10.2  Notice of demand for arbitration shall be filed in writing with the other party to this Agreement. The demand shall be made within a reasonable time after the claim dispute or other matter in question arisen, in no event shall the demand for arbitration be made after the date when the institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

10.3 The award rendered by the arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

11.0  Termination of Agreement.

11.1  This Agreement may be terminated by either party upon thirty days written notice should the other party fail substantially to perform in accordance with its terms through no fault of the party initiating the termination.

11.2  This Agreement may be terminated by the Owner upon thirty days written notice to the Contractor in the event that the Project is permanently abandoned.

11.3  In the event of termination not the fault of the Manager, the Manager shall be compensated for all services performed to the termination date.

12.0  Miscellaneous Provisions.

12.1  Unless otherwise specified, this Agreement shall be governed by the law in effect at the location of the Project.

12.2  Terms in this Agreement shall have the same meaning as governed by common business practices and by the law in effect at the location of the Project.

12.3  The Owner and the Contractor waive all right against each other for damages covered by any insurance in place during the Life of the Project.

13.0  Successors and Assigns.

13.1 The Owner and the Contractor, respectively, bind themselves, their partners, successors, assigns and legal representatives to the other party to this Agreement, and to the partners, successors, assigns and legal representatives of such other party with respect to all covenants of this Agreement. Neither the Owner nor Contractor shall assign, sublet or transfer any interest in this Agreement without the written consent of the other.

14.0  Extent of Agreement.

14.1  This Agreement represents the entire and integrated agreement between the Owner and the Contractor and supersedes all prior negotiations, representations or agreements, either written or oral. This Agreement may be amended only by written instrument signed by both the Owner and the Contractor.

14.2  Nothing contained herein shall be deemed to give any third party any claim or right of action against the Owner or the Contractor which does not otherwise exist without regard to this Agreement.

15.0  Insurance.

15.1  The Contractor shall purchase sad maintain insurance for protection from claims, under workers' or workmen's compensation acts, claims for damage because of bodily injury, including personal injury, sickness, disease or death of any of the Contractor's employees or of any person from claims for damages because of injury to or destruction of tangible property including loss of use resulting there from, and from claims arising out of the performance of this Agreement and caused by negligent acts for which the

15.0     Contractor is legally liable. The Contractor shall purchase and maintain any and all insurance deemed necessary by common business practices. The Contractor shall provide certificates of said Insurance to the Owner. Cost of the Insurance shall be paid for by the Owner.

16.0    Notice.

16.1    Any notice required to be given hereunder shall be deemed properly given upon delivering the same to the party to be notified, or upon mailing the notice by registered or certified mail at the address hereinafter set forth, respectively, or such other address as the party to be notified may have designated prior thereto by written notice to the other.

Owner:	Touchstone Precious Metals Inc. c/o Lyle Wallace, President 308-1612 St Georges Avenue North Vancouver, British Columbia, Canada VTL 3J7 604-983-0634 TouchstonePreciousMetals@telus.net

Contractor:	Triple "O" Contacting c/o Peter Osha, President 1654 Baker Creek Road Quesnel, British Columbia Canada V2J 7H5 250-992-5750 ano@telus.net

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement on the day and year first above written.

Touchstone Precious Metals Inc. (Owner)   Triple "O" Contacting (Contractor)

APPENDIX B

Work program recommended by R. Gunter, P. Eng.

Min Ten # 523082 Claim to Lease - Survey and Paperwork	5,000
Seismic Survey - Frontier GeoScience Ltd.- Russell Hillman P.Eng	26,680
Road Upgrade to CPR Track - Triple O Contracting Ltd - P.Osha	29,500
CPR Track Crossing - Triple O Contracting Ltd + CPR	5,000
12 Trenches (50' ea) sampled at 10' increments = 120 samples	80,000
120 Screen Analysis	10,000
20 Assays	20,000
Pit Design - P.Eng (Mining)	5,000
Process Design -P.Eng (Metallurgical)	5,000
43-101 Compliant Development Report - P.Eng	10,000
Project Management	100,000
Project Financial Management- C.A.	10,000
Contingency Reserve - includes $50,000 Claim Lease Payment	93,820
Development Budget Total	$400,000

Touchstone Precious Initial  Touchstone Ventures    Denarii

APPENDIX C Project Funding Budget
Upgrade road to hauling standards	$300,000
Operating Equipment & Buildings	$3,477,126
Working Capital	$552,290
Professional Fees	$225,584
Operational Budget	$4,555,000

Property Acquisition Budget	$5,145,000
Total Estimated Acquisition, Capital and Operating Cost	$10,000,000

Touchstone Precious Initial   Touchstone Ventures    Denarii